Exhibit 3.1

DESIGNATIONS OF PREFERENCES,
LIMITATIONS, AND RELATIVE RIGHTS OF
SERIES C PREFERRED STOCK OF PRIVATE BUSINESS, INC.

           The Designations granted to and imposed upon the Series C Preferred Stock are as follows:

1.	Number and Designation. Up to 14,650 shares of the Preferred Stock of the Corporation shall be designated as Series C Preferred Stock.

2.	Definitions. For the purposes of these Designations, the following terms shall have the meanings specified:

          “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  A Person shall be deemed to “control” (including the correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) another Person if the controlling person possesses, directly or indirectly the power to direct or cause the direction of the management or policies, of the controlled person, whether through ownership of voting securities, by agreement or otherwise.

          “Board of Directors” shall mean the board of directors of the Corporation.

          “Bylaws” shall mean the bylaws of the Corporation, as amended.

          “Charter” shall mean the Second Amended and Restated Charter of the Corporation, as amended.

          “Common Stock” shall mean the common stock, no par value per share, of the Corporation.

          “Corporation” shall mean Private Business, Inc., a Tennessee corporation.

          “Designations” shall mean the terms, preferences, limitations and relative rights of the Series C Preferred Stock established hereby and set forth hereinafter.

          “Dividend Payment Date” shall mean January 1, April 1, July 1 and October 1 of each year.

          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

          “Group” shall mean a group within the meaning of Section 13(d)(3) of the Exchange Act.

          “Lightyear” shall mean Lightyear PBI Holdings, LLC, and its Affiliates.

          “Liquidation” shall have the meaning provided in Section 4 hereof.

          “Original Issue Date” shall mean, with respect to each share of Series C Preferred Stock, December 9, 2005.

          “Original Issue Price” shall mean with respect to each share of Series C Preferred Stock, $1,000.

          “Person” shall mean any individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

          “Securities Act” shall mean the federal Securities Act of 1933, as amended.

          “Series A Designations” shall mean the terms, preferences, limitations and relative rights of the Series A Preferred Stock established by and set forth in the Designations of Preferences of the Series A Preferred Stock.

          “Series A Preferred Stock” shall mean the Series A Preferred Stock, without par value per share, of the Corporation.

          “Series B Designations” shall mean the terms, preferences, limitations and relative rights of the Series B Preferred Stock established by and set forth in the Designations of Preferences of the Series B Preferred Stock.

          “Series B Preferred Stock” shall mean the 40,032 shares of Series B Preferred Stock, without par value per share, of the Corporation.

          “Series C Preferred Stock” shall mean up to 14,650 shares of Series C Preferred Stock, without par value per share, hereby designated.

          “Voting Stock” shall mean, with respect to any Person, the capital stock of any class or kind ordinarily having the power to vote for the election of directors or other members of the governing body of such Person.

3.	Dividend Rights. The following dividend rights shall apply to the Series C Preferred Stock:

          (a)     The holders of then outstanding Series C Preferred Stock shall be entitled to receive cumulative cash dividends when, as and if declared by the Board of Directors out of any funds legally available therefor at the annual rate of 10% per annum until June 8, 2007, and thereafter at a rate of 12% per annum, on the sum of (i) the Original Issue Price (subject to adjustment for any stock split, subdivision, combination, consolidation, stock distributions, stock dividends or the like with respect to such shares) and (ii) all accrued and unpaid dividends on such shares of Series C Preferred Stock from the Original Issue Date, in preference and priority to the payment of dividends on any shares of Common Stock.  Dividends shall accumulate and compound quarterly on each share of Series C Preferred Stock from the Original Issue Date, whether or not earned or declared and whether or not there shall be funds legally available for the payment of such dividends.  Dividends on each share of Series C Preferred Stock shall accrue and be payable quarterly in arrears on each Dividend Payment Date commencing on July 1, 2006, in preference to dividends on the Common Stock.  In lieu of receiving payment in cash of any of the scheduled quarterly cash dividend payments on any of April 1, 2006, July 1, 2006, October 1, 2006, January 1, 2007, April 1, 2007, July 1, 2007, October 1, 2007, or January 1, 2008, the holders of the Series C Preferred Stock will, if so determined by the disinterested directors of the Corporation and such disinterested directors make a similar determination to pay dividends in kind on the Series A Preferred Stock on that payment date, receive additional shares of Series C Preferred Stock having an aggregate Series C Liquidation Payment equal to such scheduled quarterly cash dividend (as adjusted below); provided, however, that: (a) with respect to any payment in kind elected by Company for the dividend payments due on April 1, 2006 or July 1, 2006 the quarterly dividend payment shall be calculated assuming that the annual dividend rate on the Series C Preferred Stock was 12%; and (b) with respect to any payment in kind elected by Company for the dividend payments due on October 1, 2006, January 1, 2007, April 1, 2007, July 1, 2007, October 1, 2007, or January 1, 2008 the quarterly dividend payment shall be calculated assuming that the annual dividend rate on the Series C Preferred Stock was 14%.  For purposes of clarification, the aforementioned adjustments to the dividend rate for purposes of calculating the quarterly dividend payment shall not apply to the calculation of the Series C Liquidation Payment assigned to the shares of Series C Preferred Stock issued as payment for such dividend payment.

          (b)     So long as any shares of Series C Preferred Stock shall be outstanding, unless full dividends on the Series C Preferred Stock for all past dividend periods and the then current dividend period shall have been paid or declared and a sum sufficient for the payment above set apart, the Corporation shall not declare, pay or set apart for payment any dividend (other than a stock dividend) on the Common Stock or any other stock ranking junior to the Series C Preferred Stock as to liquidation preference, or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, the Common Stock or any other stock ranking junior to the Series C Preferred Stock as to liquidation preference or any warrants, rights, calls or options exercisable for or convertible into any of such stock, or make any distribution in respect thereof, either directly or indirectly, and whether in cash or obligations of the Corporation or other property (other than distributions or dividends in Common Stock or any other stock ranking junior to the Series C Preferred Stock as to liquidation preference to the holders of such junior stock), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any Common Stock or any other stock ranking junior to the Series C Preferred Stock as to liquidation preference or any warrants, rights, calls or options exercisable for or convertible into any such junior stock unless, prior to or concurrently with such declaration, payment, setting apart for payment, purchase, redemption or distribution, as the case may be, all accrued and unpaid dividends on shares of the Series C Preferred Stock not paid on the dates provided for in Section 3(a) hereof shall have been or be paid or a sum sufficient for the payment is set apart.

          (c)     Each dividend shall be paid to the holders of record of the Series C Preferred Stock as they shall appear on the stock register of the Corporation on such record date, not exceeding 45 days nor less than 10 days preceding a Dividend Payment Date, as shall be fixed by the Board of Directors or a duly authorized committee thereof.

          (d)     All dividends paid with respect to shares of the Series C Preferred Stock pursuant to Section 3(a) shall be paid pro rata to the holders entitled thereto.

          (e)     So long as any shares of Series C Preferred Stock shall be outstanding, no full dividends shall be declared by the Board of Directors or paid or set apart for payment by the Corporation on the Series A Preferred Stock, the Series B Preferred Stock or any other stock ranking on a parity with the Series C Preferred Stock as to liquidation preference (“Parity Stock”) for any period unless full dividends are contemporaneously declared and paid, or declared and a sum set apart sufficient for such payment, on the Series C Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of such full dividends on such Series A Preferred Stock, Series B Preferred Stock or Parity Stock.  If any dividends are not paid in full, as aforesaid, upon the shares of the Series C Preferred Stock, the Series A Preferred Stock, the Series B Preferred Stock and any Parity Stock, all dividends declared upon shares of the Series C Preferred Stock, the Series A Preferred Stock, the Series B Preferred Stock and any Parity Stock shall be declared pro rata so that the amount of dividends declared per share on the Series C Preferred Stock, the Series A Preferred Stock, the Series B Preferred Stock and any Parity Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series C Preferred Stock, the Series A Preferred Stock, the Series B Preferred Stock and any Parity Stock bear to each other.

          (f)     So long as any shares of Series C Preferred Stock shall be outstanding, no full dividends shall be declared by the Board of Directors or paid or set apart for payment by the Corporation on the Series A Preferred Stock, the Series B Preferred Stock or any other stock ranking on a parity with the Series C Preferred Stock as to liquidation preference (“Parity Stock”) for any period unless full dividends are contemporaneously declared and paid, or declared and a sum set apart sufficient for such payment, on the Series C Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of such full dividends on such Series A Preferred Stock, Series B Preferred Stock or Parity Stock.  If any dividends are not paid in full, as aforesaid, upon the shares of the Series C Preferred Stock, the Series A Preferred Stock, the Series B Preferred Stock and any Parity Stock, all dividends declared upon shares of the Series C Preferred Stock, the Series A Preferred Stock, the Series B Preferred Stock and any Parity Stock shall be declared pro rata so that the amount of dividends declared per share on the Series C Preferred Stock, the Series A Preferred Stock, the Series B Preferred Stock and any Parity Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series C Preferred Stock, the Series A Preferred Stock, the Series B Preferred Stock and any Parity Stock bear to each other.

4.	Liquidation Rights.

          (a)     Unless otherwise agreed by the holders of a majority of the then outstanding Series C Preferred Stock, voting separately as a class, in the event of an Event of Default (as defined below, which shall also be referred to as a “Liquidating Event”) the holders of shares of Series C Preferred Stock shall be entitled before any distribution is made upon any stock of the Corporation, other than the Series C Preferred Stock or, to the extent required by the Series A

Designations, Series B Designations or applicable law, the Series A Preferred Stock and the Series B Preferred Stock, to receive a mandatory preferential payment from the assets of the Corporation available for distribution to its stockholders of an amount of cash or property (to the extent of funds legally available therefor), equal to (i) the Original Issue Price for each share of Series C Preferred Stock then held thereby, as adjusted for any stock split, subdivision, combination, consolidation stock distributions, stock dividends or the like with respect to such shares (the “Series C Base Preference Amount”) plus (ii) an amount equal to all accrued but unpaid dividends with respect to Series C Preferred Stock computed to the date fixed for such Liquidating Event (including an amount equal to a prorated dividend from the last Dividend Payment Date to the date fixed for such Liquidating Event), such amount payable with respect to one share of Series C Preferred Stock being sometimes referred to as the “Series C Liquidation Payment” and with respect to all shares of Series C Preferred Stock being sometimes referred to the “Series C Liquidation Payments.”  The Series C Preferred Stock shall, to the extent required by the Series A Designations, the Series B Designations or applicable law, rank on a parity with the Series A Preferred Stock and the Series B Preferred Stock as to the receipt of such respective preferential amounts for each such Series upon the occurrence of such event.  After payment to the holders of the Series C Preferred Stock of the full amount of the Series C Liquidation Payments (and payments to the holders of the Series A Preferred Stock and the Series B Preferred Stock of any preferential amounts due to them), the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed ratably among the holders of the Common Stock.

          (b)     If an Event of Default shall occur and be continuing, then the aggregate Series C Liquidation Payments may be declared by the holder of the Series C Preferred Stock to be, and, in cases of (6) and (7), will automatically become, immediately due and payable.

                    Each of the following shall be an “Event of Default”:

(1) default for 30 days in the payment when due of dividends on the Series C Preferred Stock;

(2) default in payment when due of the Series C Liquidation Payments;

(3) the occurrence of a Change of Control;

          (4)     material inaccuracy of any of the representations or warranties of the Corporation contained in the Exchange Agreement between the Corporation and Lightyear PBI Holdings, LLC, dated as of January 23, 2006;

          (5)     default under one or more instruments under which there may be issued or by which there may be secured or evidenced any indebtedness having an outstanding principal amount of $2.5 million or more, individually or in the aggregate, of the Corporation or any of its subsidiaries, if that default:

(a) causes the acceleration of such indebtedness prior to its express maturity; or

(b) is caused by a failure to pay principal of such indebtedness at its stated maturity and the grace period provided in such indebtedness on the date of such default has expired;

          (6)     the Corporation or any of its subsidiaries pursuant to or within the meaning of any Bankruptcy Law: (i) admits in writing its inability to pay its debts generally as they become due; (ii) commences a voluntary case or proceeding; (iii) consents to the entry of an order for relief against it in an involuntary case or proceeding; (iv) consents or acquiesces in the institution of a bankruptcy or insolvency proceeding against it; (v) consents to the appointment of a Custodian of it or for all or substantially all of its property; or (vi) makes a general assignment for the benefit of its creditors, or any of them takes any action to authorize or effect any of the foregoing;

          (7)     a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against the Corporation or any of its subsidiaries in an involuntary case or proceeding; (ii) appoints a Custodian of the Corporation or any of its subsidiaries for all or substantially all of its property; or (iii) orders the liquidation of the Corporation or any of its subsidiaries; and in each case the order or decree remains unstayed and in effect for 90 days; provided, however, that if the entry of such order or decree is appealed and dismissed on appeal, then the Event of Default hereunder by reason of the entry of such order or decree shall be deemed to have been cured; and

(8) the Corporation fails to comply with Section 9(ix) of these Designations.

The term “Bankruptcy Law” means Title 11, U.S. Code or any similar Federal, state or foreign law for the relief of debtors.  The term “Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

The term “Change in Control” means a change in the beneficial ownership of the Corporation’s voting stock or a change in the composition of the Board which occurs as follows:

          (a)     any “person” (as such term is used in section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes a beneficial owner, directly or indirectly, of stock of the Corporation representing fifty percent (50%) or more of the total voting power of the Corporation’s then outstanding stock (other than Lightyear and its affiliates);

          (b)     the Corporation’s shareholders approve a plan of complete liquidation of the Corporation or an agreement for the sale, lease or other transfer by the Corporation of all or substantially all of the Corporation’s assets (or any transaction having similar effect); or

          (c)     the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Corporation and its subsidiaries taken as a whole to any “person” or “group” of related persons (as such terms are used in Section 13(d) and 14(d) of the Exchange Act).

Notwithstanding the foregoing, the disposition by Lightyear of any or all of its shares of its Series A Preferred Stock of the Corporation or its warrants or a reduction in the number of Lightyear directors serving on the Board will not constitute a Change in Control.

          (c)     All the preferential amounts to be paid to the holders of Series C Preferred Stock under this Section 4 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of shares of Common Stock or any class or series of stock of the Corporation ranking junior to Series C Preferred Stock in connection with a Liquidating Event as to which this Section 4 applies.  If the assets or surplus funds to be distributed to the holders of Series C Preferred Stock are insufficient to permit the payment to such holders of the full amounts payable to such holders, the assets and surplus funds legally available for distribution shall be distributed ratably among the holders of Series C Preferred Stock and each other series of stock ranking on a parity with the Series C Preferred Stock with respect to a Liquidating Event in proportion to the full amount each such holder is otherwise entitled to receive.

          (d)     In the event the outstanding shares of Series C Preferred Stock are subdivided into a greater number of shares of Series C Preferred Stock, the Series C Base Preference Amount and Series C Liquidation Payment in effect immediately prior to such subdivision shall, simultaneously with the effectiveness of such subdivision, be proportionately reduced (as appropriate), and, conversely, in case outstanding shares of Series C Preferred Stock shall be combined into a smaller number of shares of Series C Preferred Stock, the Series C Base Preference Amount, and Series C Liquidation Payment, in effect immediately prior to each such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased (as appropriate).

          (e)     In the event of any Liquidating Event that will involve the distribution of assets other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined by the Board of Directors of the Corporation in its good faith exercise of its reasonable business judgment; provided, however, that (i) if such securities are listed on any established stock exchange or a national market system, their fair market value shall be the closing sales price for such securities as quoted on such system or exchange (or the largest such exchange) for the date the value is to be determined (or if there are no sales for such date, then for the last preceding business day on which there were sales), as reported in the Wall Street Journal or similar publication, and (ii) if such securities are regularly quoted by a recognized securities dealer but selling prices are not reported, their fair market value shall be the mean between the high bid and low asked prices for such securities on the date the value is to be determined (or if there are no quoted prices for such date, then for the last preceding business day on which there were quoted prices).

5.	Voting Rights. The Series C Preferred stock shall not be entitled to any voting rights except as set forth in Section 9 hereof and as may be required by applicable law.

6.	Conversion. The Series C Preferred Stock shall have no conversion rights.

7.	Redemption.

          (a)     Mandatory Redemption.  The Corporation shall redeem all issued and outstanding shares of Series C Preferred Stock at 100% of its Series C Liquidation Payment on December 9, 2010.  The Corporation shall pay the Series C Liquidation Payment in cash, out of funds legally available therefor.

          (b)     Optional Redemption.  The Corporation may redeem the Series C Preferred Stock at any time in whole or in part at 100% of its Series C Liquidation Payment by giving notice of such redemption at least five days in advance.  The notice of redemption shall specify the following:

(i) the redemption date;

          (ii)         the number of shares of Series C Preferred Stock that the Corporation elects to redeem and the Series C Liquidation Payment that will be due and payable on such shares of Series C Preferred Stock on the redemption date; and

(iii) the place or places where the shares of shares of Series C Preferred Stock are to be surrendered for payment and/or exchange for a new note reflecting the reduced aggregate principal balance.

On or before the opening of business on any redemption date, the Corporation shall segregate and hold in trust an amount of money sufficient to pay the Series C Liquidation Payment for the shares of Series C Preferred Stock to be redeemed on such redemption date.

The notice of redemption having been given as specified above, the Series C Liquidation Payment for the shares of shares of Series C Preferred Stock to be redeemed shall, on the redemption date, become due and payable.

8.

Rank.  The Series C Preferred Stock shall, with respect to dividend rights and rights on a Liquidating Event, rank senior to all classes of common stock of the Corporation (including, without limitation, the Common Stock) and each other class of capital stock or series of preferred stock hereafter created which does not expressly provide that it ranks senior to or on a parity with the Series C Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution.  The Series C Preferred Stock shall, with respect to dividend rights and rights on a Liquidating Event, rank on a parity with the Series A Preferred Stock and each class of capital stock or series of preferred stock hereafter created which expressly provides that it ranks on a parity with the Series C Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution.  The Series C Preferred Stock shall, with respect to dividend rights and rights on a Liquidating Event, rank junior to each class of capital stock or series of preferred stock hereafter created which expressly provides that it ranks senior to the Series C Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution.

9.

Covenants.  In addition to any other rights afforded by law to holders of the Series C Preferred Stock for so long as any shares of the Series C Preferred Stock are outstanding, the Corporation shall not, and shall cause its subsidiaries not to, without first obtaining the affirmative vote or written consent of the holders of at least 50% of the authorized and outstanding shares of Series C Preferred Stock, voting as a single class:

          (i)          amend, alter or change any provision of, or add to or repeal any provision of, the Corporation’s Charter, including the Designation of Preferences for the Series A Preferred Stock or the Series B Preferred Stock so as to adversely affect the rights, preferences, privileges or powers of the Series C Preferred Stock;

          (ii)          amend, alter or change any provision of, or add to or repeal any provision of, the Corporation’s Bylaws so as to adversely affect the rights, preferences, privileges or powers of the Series C Preferred Stock;

(iii) amend, alter or change the rights, preferences, privileges or powers of the Series C Preferred Stock or any provision of this Designation of Preferences;

(iv) increase or decrease the authorized number of shares of Series C Preferred Stock;

          (v)          authorize or issue shares of any class or series of stock (or other securities or rights convertible or exercisable into or otherwise entitling the holder thereof, directly or indirectly, to receive shares of such class or series of stock) having any preference or priority as to dividends, liquidation preferences (including rights on liquidation, winding up or dissolution), or voting rights senior to or on parity with any such preference or priority of the Series C Preferred Stock;

          (vi)         (A) declare or pay any dividend or make any distribution to the holders of the Common Stock or any other security having preference or priority as to dividends on a parity with or junior to the Series C Preferred Stock or (B) purchase, redeem or otherwise acquire or retire for value any capital stock of the Corporation or any subsidiary (other than pursuant to employee plans);

(vii) voluntarily take or agree to take any action referred to in clause (i) of the definition of Liquidating Event;

          (viii)       enter into any direct or indirect transaction by the Corporation or any of its Subsidiaries with an Affiliate of the Corporation except (A) transactions in the ordinary course of business consistent with past practices that are on terms and conditions no less favorable to the Corporation or such Subsidiary than could be obtained on an arm’s length basis from unrelated third parties or (B) transactions between the Corporation and any of its wholly-owned Subsidiaries not involving any other Affiliate;

          (ix)         create, incur, assume, guarantee or suffer to exist any senior indebtedness, or commitments to incur senior indebtedness, in an aggregate amount principal amount at any one time outstanding in excess of $25 million; provided, however, that the terms of any such permitted indebtedness and the terms of any other indebtedness existing on the date hereof that later may be refinanced or indebtedness that may hereafter be incurred, shall constitute a violation of this covenant; or

(x) enter into any arrangement or contract to do any of the foregoing

10.

Notices.  Any notice required by the provisions hereof to be given to the holders of shares of Series C Preferred Stock shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is addressed and delivered to each holder of record at his address appearing on the books of the Corporation (with the return receipt or the delivery receipt being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.  Notice by any other means shall not be deemed effective until actually received.